EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Network Computing Devices, Inc.:

         We consent to incorporation by reference in the registration statements on Form S-8 of Network Computing Devices, Inc. of our report dated February 10, 2000, relating to the consolidated statements of operations, shareholders’ equity, and cash flows of Network Computing Devices, Inc. and subsidiaries for the year ended December 31, 1999, which report appears in the December 31, 2001, annual report on Form 10-K of Network Computing Devices, Inc.

         Our report dated February 10, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California

April 23, 2002